Exhibit 10.2

JEFFREY REICHARD
AGREEMENT FOR PROFESSIONAL SERVICES

This Agreement is made between ZBB Energy Corporation ("Client") with a principal place of business at N93 W14475 Whittaker Way, Menomonee Falls, WI 53051, and Jeffrey Reichard ("Consultant"), with a principal place of business at W353N6318 Marina Drive, Oconomowoc, WI 53066, on this 8th day of February, 2014.

1.	Services to be Performed

Consultant agrees to perform the services described in Exhibit A, which is attached to this Agreement, at such times, dates and locations as mutually agreed by the parties.  Consultant may, at any time, refuse to work on specific projects and tasks for any reason.

2.	Payment

In consideration for the services to be performed by Consultant, Client agrees to pay Consultant in accordance with the compensation schedule specified in Exhibit A.

3.	Terms of Payment

Consultant shall invoice Client on a bi-weekly basis.  Invoices shall be submitted specifying an invoice number and dates covered on the invoice.  Client shall pay Consultant's fee within 20 days after receiving Consultant's invoice.

4.	Expenses

Client shall reimburse Consultant for all reasonable travel and living expenses necessarily incurred by Consultant while away from Consultant's regular place of business to perform services under this Agreement. Expenses will be reimbursed only if approved in advance. Consultant shall submit a statement of such expenses with appropriate documentation as an attachment to invoices to Client.  Consultant will endeavor to utilize cost effective means for travel and lodging.  Booking of all travel shall be economy class or equivalent, unless approved by Client.

5.	Materials and 3rd Party Services

Consultant will furnish all ordinary and reasonable office materials, equipment and supplies used to provide the services required by this Agreement.  Client will provide a laptop computer and email account for the duration of Consultant’s services under this agreement. On Client’s request Consultant may engage 3rd party services or incur material expenses on behalf of Client as an integral part of services to be performed and such expenses will be billed to Client.  In these cases Client must pre-approve in writing any 3rd party services or material expenses not included in Exhibit A.

6.	Restrictive Covenant Agreement

The Restrictive Covenant Agreement between Client and Consultant dated January 21, 2011 shall remain in full force and effect to the extent provided in that agreement, and the length of any restrictions set forth in the Restrictive Covenant Agreement shall not be extended in any manner as a result of this Agreement.

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7.	Confidentiality Undertaking

The Consultant agrees to execute the Confidentiality Agreement attached hereto as Exhibit B, which is incorporated herein by reference.

8.	Intellectual Property Ownership

(a) Assignment.  Client will own, and Consultant hereby assigns to Client and agrees to assign to Client, all rights in all Business Ideas (defined below) which Consultant originates or develops either alone or working with others in the course of Client’s provision of services to Client under this Agreement.  All Business Ideas which are or form the basis for copyrightable works are hereby assigned to Client and/or shall be assigned to Client or shall be considered “works for hire” as that term is defined by United States copyright law.  This Paragraph 8 does not apply to any Business Ideas created by Consultant prior to the effective date of the Agreement.  This assignment provision pertains to the specific projects and tasks which the Consultant is contracted to work on under this Agreement.  Any intellectual property pertaining to electronic design which is intentionally or accidentally disclosed to Consultant by ZBB, its employees, affiliates, or board members and which is not related to projects or tasks covered by this Agreement will not be considered confidential and will not limit or restrict the Consultant’s present or future activities; provided, however, any such intentional or accidental disclosure of intellectual property pertaining to electronic design must be noted in writing by the Consultant and provided to the Company within ten (10) business days of such disclosure.

(b) Disclosure.  While engaged by Client, Consultant will promptly disclose all Business Ideas to Client.

(c) Execution of Documentation.  Consultant, at any time during or after the term of Consultant’s engagement by Client, will promptly execute all documents which Client may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.

(d) Definition.  As used herein, the term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Consultant originates or develops, either alone or jointly with others, in the course of Client’s provision of services to Client under this Agreement and which are (i) related to any business known to Consultant to be engaged in or contemplated by Client; (ii) originated or developed during Consultant’s working hours for Client; or (iii) originated or developed in whole or in part using materials, labor, facilities or equipment furnished by Client.

(e) License.  To the extent Consultant wishes to use certain intellectual property of Client, Client may, at its discretion, negotiate a license and/or terms of such use in a separate agreement.

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9.	Term of Agreement

This Agreement will become effective when signed by both parties and will continue until terminated as provided below.

10.	Termination

(a) Written Notice.  Except as otherwise provided herein, this Agreement may be terminated upon thirty (30) days’ prior written notice by either party to the other party of its intention to terminate this Agreement.  This Agreement may be terminated under this provision by either Consultant or the Client for any or no reason.

(b) Automatic Termination.  This Agreement and all rights granted to the parties hereunder shall be automatically and immediately terminated if either party is dissolved, deemed insolvent, or files for bankruptcy.

(c) Immediate Termination.  This Agreement and all rights granted to the parties hereunder shall be immediately terminated if Consultant or any of Consultant’s employees, agents or representatives shall, as determined solely by the Client:

(i) Commit an act of dishonesty or other misconduct involving the Client or any client, vendor or customer of the Client;

(ii) Commit any crime, the circumstances of which substantially relate to the performance of Consultant’s duties under this Agreement; or

(iii) Breach any of the provisions of this Agreement, which breach remains uncured for ten (10) calendar days after receiving written notice of said breach.

(d) Rights After Termination.  Consultant shall be entitled to full payment for services performed prior to the effective date of any termination.

11.	Independent Contractor Status

(a) Nature of Relationship.  It is expressly acknowledged by Consultant and Client that Consultant is an independent contractor.  Nothing contained herein or otherwise shall be construed in such manner as to create the relationship of employer/employee between Client and Consultant or any of Consultant’s employees, agents, representatives or subcontractors.  In acknowledging that it is an independent contractor, Consultant agrees that neither Consultant nor its employees, agents, representatives or subcontractors shall be entitled to participate in any insurance or other fringe benefits provided by Client to its employees and that Client shall not be required hereunder to withhold, nor shall Client withhold, any income, social security, unemployment or other tax or similar payments from the amounts payable to Consultant hereunder, it being agreed by Consultant that Consultant is liable for any applicable taxes, penalties or interest on the amounts earned by Consultant under this Agreement.

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(b) Other Work.  Client acknowledges that Consultant’s duties under this Agreement do not constitute the only requirement upon the time of Consultant and that Consultant will be free to exercise its discretion as to the method and means of performance of the services required under this Agreement.

(c) No Agency Created.  Because it is mutually understood and agreed that neither Consultant nor any of its employees, agents, representatives or subcontractors are employees, agents, representatives or subcontractors of Client, Consultant and Client agree that neither party shall, in general, have any authority to bind the other in any respect.

(d) Consultant’s Use of its Employees and Subcontractors.  Although free to direct their work and assign as Consultant sees fit, Consultant agrees that, if Consultant assigns its own employees, agents, representatives or subcontractors to perform work required under this Agreement, Consultant will secure, in writing and without additional consideration by Client, an agreement for the benefit of Client by any such of Consultant’s employees, agents, representatives or subcontractors:

(i) to be bound by the terms of the Confidentiality Agreement attached as Exhibit B with regard to any non-public and/or proprietary information or property to which such individuals have access; and

(ii) to be bound by the terms of Paragraph 8, above.

12.	Local, State and Federal Taxes

Client shall issue a Form 1099 to Consultant in accordance with applicable law.

Consultant shall pay all income taxes and FICA (Social Security and Medicare taxes) incurred while performing services under this Agreement. Client will not:
•	withhold FICA from Consultant's payments or make FICA payments on Consultant's behalf;
•	make state or federal unemployment compensation contributions on Consultant's behalf; or
•	withhold state or federal income tax from Consultant's payments.

13.	Modifying the Agreement

Client and Consultant recognize that:
•	Consultant's original cost and time estimates may be too low due to unforeseen events, or to factors unknown to Consultant when this Agreement was made;
•	Client may desire a mid-project change in Consultant's services that would add time and cost to the project and possibly inconvenience Consultant; or
•	Other provisions of this Agreement may be difficult to carry out due to unforeseen circumstances.
If any intended changes or any other events beyond the parties' control require adjustments to this Agreement, the parties shall make a good faith effort to agree on all necessary particulars. Such agreements shall be put in writing, signed by the parties and added to this Agreement as an amendment.

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14.	Resolving Disputes

The Parties to this Agreement agree that any dispute arising between Client and Consultant related to this Agreement shall be submitted to arbitration with the American Arbitration Association ("AAA") and the exclusive hearing forum shall be in New York City.  Both Client and Consultant agree that arbitration shall be a condition precedent to the filing of a lawsuit concerning any disputes concerning this agreement.  Any court having jurisdiction over the matter shall enter judgment pursuant to the award rendered by the arbitrators.  If any court action is necessary to enforce this Agreement, the prevailing party shall be entitled to reasonable attorney fees, costs and expenses in addition to any other relief to which he or she may be entitled.

15.	Insurance

(a) Maintenance of Insurance.  Consultant agrees to maintain in full force and effect at all times, during the term of this Agreement, such insurance as will fully protect Client and Consultant from any and all claims under any applicable worker’s compensation act or other employer liability laws, and for any other claims of whatever kind or nature for damage to property or for personal injury (including death) made by any person or entity that arise from the services performed under this Agreement.  This obligation includes, but is not limited to, the following forms of insurance:  (i) worker’s compensation insurance as required by the laws of the jurisdiction where the work is to be performed; (ii) unemployment insurance as required by the laws of the jurisdiction where the work is to be performed; (iii) insurance against general liability and/or professional and fidelity insurance; and (iv) such other insurance that Client may expressly require.

(b) Certificates of Insurance.  Consultant agrees to deliver to Client, simultaneous with the execution hereof or upon Client’s request thereafter, a certificate or certificates of insurance setting forth the terms and conditions of the coverage required under Paragraph 15(a), above.  Where allowed by applicable law, Consultant may provide Client a written notice of waiver of any such insurance.

16.	Notices

All notices and other communications in connection with this Agreement shall be in writing and shall be considered given as follows:
•	when delivered to the recipient's address by registered mail as stated on this Agreement;
•	when delivered via e-mail to the Client’s or Consultant’s designated e-mail address, or to an officer of the Client, provided the recipient sends a return acknowledgement;
•
when sent by fax to the last fax number of the recipient known to the person giving notice.  Notice is effective upon receipt provided that a duplicate copy of the notice is promptly given by registered mail, or the recipient delivers a written confirmation of receipt.

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17.	Applicable Law

This Agreement will be governed by the laws of the State of Wisconsin.

18.	Assignment and Delegation

Consultant may not assign or delegate any of Consultant’s rights or obligations under this Agreement.  Client shall have the unrestricted right to assign this Agreement and all of Client’s rights and obligations under this Agreement, and following such assignment, this Agreement shall be binding upon and inure to the benefit of any successor or assign of Client.  For clarification purposes, upon assignment of this Agreement, all references to Client shall also refer to the entity to which this Agreement is assigned.

19.	Entire Agreement.

This Agreement and the attached Exhibits, which are incorporated by reference, constitute the entire agreement between Consultant and Client, and it supersedes all prior written and oral agreements between the parties.  This Agreement may be modified only by an amendment made in writing and signed by both Consultant and Client.

20.	Damages.

Neither party to this Agreement shall be liable for the other’s lost profits, or special, incidental or consequential damages, whether in an action in contract or tort, even if the party has been advised by the other party of the possibility of such damages.

In Witness Whereof, the parties have entered into this Agreement as of the date first set forth above.

Consultant: Jeffrey Reichard	Client: ZBB Energy Corporation
By: Jeffrey Reichard _________________________________ Signature _________________________________ Title	By: Charles Stankiewicz _______________________________ Signature _______________________________ Title:

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EXHIBIT A

Scope of Work:

Consultant shall assist Client with various tasks related to the following:

1.	As Chief Technology Officer you will continue to assist the company with the development and application of new technologies related to power electronics
2.	In addition you will work to complete current power electronic design and prototypes.

Board Service:

Consultant shall retain his position as a member of the Board of Directors of Client.  Consultant shall resign his position as a member of the Board of Directors of Client upon the earlier to occur of: (1) the request of Client’s Board of Directors to resign as a member of Client’s Board of Directors; or (2) the termination, for whatever reason, of this Agreement.  Such resignation shall be effective as of the date of such earlier occurrence, pursuant to the signed resignation attached hereto as Exhibit C.
During such time that Consultant remains a member of the Board of Directors of Client, Client shall, at its expense, continue to provide Consultant with Directors & Officers Insurance and other comparable insurance that it provides to other Board Members.

Compensation Schedule:

1.	The base rate is USD $140.00 per hour worked by Consultant. Under no circumstances shall Consultant work more than 160 hours per month, unless written approval is granted in advance by the Client.
2.
To the extent Consultant is required to make any necessary visits to the ZBB facility, Client shall make every effort to provide consultant with at least thirty-six (36) business hours’ advance notice.  On any day on which Consultant is required to perform services at the ZBB facility, the Consultant will be guaranteed at least four (4) hours of work.

3.	Telephone expenses related to Consultant’s performance of this Agreement above Consultant’s current monthly telephone expense baseline of $120/monthly will be billed to Client.

Continued Vesting of Equity Awards:

Client acknowledges and agrees that so long as Consultant shall continue to provide services under this Agreement, Consultant shall be deemed to be a “Service Provider” as such term is defined in the ZBB Energy Corporation 2010 Long-Term Incentive Plan as a result of which during such period all equity awards granted to Consultant shall continue to vest and be exercisable in accordance with the terms of such stock options.

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Stock Option:

Upon execution of this Agreement Consultant shall receive 50,000 stock options, pursuant to the stock option award agreement in the form hereto as Exhibit D.

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